UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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QC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 21, 2009

Dear Fellow Stockholder:

You are invited to attend the annual meeting of stockholders of QC Holdings, Inc. The meeting will be held at 10:00 a.m., local time, Wednesday, June 3, 2009, at the company’s corporate office, 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210. At the annual meeting you will be asked to elect six members to our board of directors. We will also be discussing our results for the past year and answering your questions.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Please mark, sign and date your proxy card today and return it in the envelope provided. Many of you can also vote by telephone or via the Internet as described on the proxy card.

Thank you for your support of QC Holdings and your involvement in this important process.

Sincerely,

Don Early
Chairman and Chief Executive Officer

QC HOLDINGS, INC.

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 3, 2009

TO THE STOCKHOLDERS OF QC HOLDINGS, INC.

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of QC Holdings, Inc. will be held at the company’s corporate office, 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210 at 10:00 a.m., local time, on Wednesday, June 3, 2009, for the following purposes:

1.	To elect six directors, each for a term of one year and until their successors are elected and qualified; and

2.	To consider a proposal to amend the 2004 Equity Incentive Plan to increase the number of shares of common stock available for issuance under the plan from 3,000,000 to 5,000,000; and

3.	To consider a proposal to amend the 2004 Equity Incentive Plan to increase the maximum number of shares of common stock underlying options and other equity-based awards that may be granted to an individual under the plan in any calendar year from 200,000 to 400,000 shares; and

4.	To ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for the company for the year ending December 31, 2009; and

5.	To transact any other business properly introduced at the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on April 13, 2009, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. On April 13, 2009, the record date for the annual meeting, there were 18,001,989 shares of common stock outstanding. Each outstanding share is entitled to one vote.

Our board of directors encourages you to mark, sign and date your proxy card and return it today in the enclosed postage prepaid envelope, or vote by telephone or via the Internet (as described on the proxy card), whether or not you intend to be present at the annual meeting.

By Order of the Board of Directors

Mary Lou Early
Secretary

Overland Park, Kansas

April 21, 2009

QC HOLDINGS, INC.

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 3, 2009

SOLICITATION AND REVOCABILITY OF PROXIES

This proxy statement and the enclosed proxy card are furnished to the stockholders of QC Holdings, Inc., a Kansas corporation, in connection with the solicitation of proxies by the company for use at our annual meeting of stockholders, and any adjournments or postponements thereof, to be held at the company’s corporate office, 9401 Indian Creek Parkway, Suite 1500 Overland Park, Kansas 66210 at 10:00 a.m., local time, on Wednesday, June 3, 2009. The mailing of this proxy statement, the proxy card, the notice of annual meeting and our annual report on Form 10-K, which constitutes our 2008 annual report to stockholders, is expected to begin on May 1, 2009. All costs of solicitation will be borne by the company.

You are requested to vote your shares by following the instructions on the proxy card for voting by telephone or via the Internet or by completing, signing, dating and returning the proxy card promptly in the enclosed postage prepaid envelope. Your proxy may be revoked by written notice of revocation delivered to the secretary of the company, by executing and delivering a later dated proxy or by voting in person at the annual meeting. Attendance at the annual meeting will not constitute a revocation of your proxy unless you vote in person at the annual meeting or deliver an executed and later dated proxy. Proxies duly executed and received in time for the annual meeting will be voted in accordance with the stockholders’ instructions. If no instructions are given, proxies will be voted as follows:

1.	to elect Don Early, Mary Lou Early, Richard B. Chalker, Gerald F. Lamberti, Francis P. Lemery and Mary V. Powell as directors to serve for one year terms until the 2010 annual meeting of stockholders and until their respective successors are duly elected and qualified; and

2.	to consider a proposal to amend the 2004 Equity Incentive Plan to increase the number of shares of common stock available for issuance under the plan from 3,000,000 to 5,000,000; and

3.	to consider a proposal to amend the 2004 Equity Incentive Plan to increase the maximum number of shares of common stock underlying options and other equity-based awards that may be granted to an individual under the plan in any calendar year from 200,000 to 400,000 shares; and

4.	to ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for the company for the year ending December 31, 2009; and

5.	in the discretion of the proxy holder as to any other matter properly coming before the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, JUNE 3, 2009

The notice of annual meeting, proxy statement, form of proxy card and 2008 Annual Report to Stockholders are available at www.edocumentview.com/QCCO. In accordance with the new Securities Exchange Commission rules, the materials on the site are readable and printable. The site does not use “cookies” or other tracking features that identify visitors to the site.

OUTSTANDING VOTING SECURITIES OF THE COMPANY

Only the record holders of shares of common stock as of the close of business on April 13, 2009, are entitled to vote on the matters to be presented at the annual meeting, either in person or by proxy. At the close of business on April 13, 2009, there were outstanding and entitled to vote a total of 18,001,898 shares of common stock, constituting all of our outstanding voting securities.

The presence at the annual meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock as of the record date is necessary to constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum at the annual meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner. Each share of common stock is entitled to one vote for each director to be elected and for each other matter properly brought to a vote of the stockholders at the annual meeting. A plurality of the votes cast at the annual meeting is required to elect the directors. Broker non-votes are not deemed to be represented at the annual meeting for purposes of the vote on the proposals to amend the 2004 Equity Incentive Plan or to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the company. Abstentions have the effect of a negative vote on the proposals to amend the 2004 Equity Incentive Plan and to ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for the company.

ELECTION OF DIRECTORS

At the annual meeting, the stockholders will elect six directors to hold office for one year terms until our 2010 annual meeting of stockholders and until their successors are duly elected and qualified. It is intended that the names of the nominees listed below will be placed in nomination at the annual meeting to serve as directors and that the persons named in the proxy will vote for their election. All nominees listed below are currently members of the board of directors. Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unavailable to serve as a director for any reason, the shares represented by the proxies will be voted for the person, if any, designated by the board of directors. The board of directors has no reason to believe that any nominee will be unavailable to serve.

The nominees for director of the company, as well as certain information about them, are as follows:

Name	Age	Position
Don Early	66	Chairman, Chief Executive Officer and Director
Mary Lou Early	64	Vice Chairman, Secretary and Director
Richard B. Chalker	68	Director
Gerald F. Lamberti	80	Director
Francis P. Lemery	69	Director
Mary V. Powell	78	Director

Don Early has served as chairman of the board of directors and chief executive officer of the company since May 2004. Mr. Early founded the company in 1984 and has served as a director since that time. He served as president and chief executive officer from 1984 until May 2004. Mr. Early is married to Mrs. Early. Mr. Early holds a degree in business administration from the University of Missouri.

Mary Lou Early has served as vice chairman of the board of directors and secretary of the company since May 2004. She has been employed by the company in a variety of executive positions since 1988, including vice president and chief operating officer until May 2004. Mrs. Early became a director of the company in 1997. Mrs. Early is married to Mr. Early and is the mother of Darrin Andersen, our president and chief operating officer.

Richard B. Chalker joined our board of directors in July 2004 immediately following the company’s initial public offering. Mr. Chalker currently serves as a director of PBI/Gordon Corporation, an employee-owned manufacturer of pesticides and professional turf and agricultural products, and Decorize, Inc., a manufacturer of home furnishings and accessories that trades on the OTC Bulletin Board. Mr. Chalker retired in 2004 as Division Vice President, Tax and Customs, of Hallmark Cards after eight years of service. Mr. Chalker also spent 32 years at Ernst & Young LLP, including 19 years as a partner specializing in taxation. He holds a degree in industrial administration from Yale University and a law degree from DePaul University.

Gerald F. Lamberti joined our board of directors in July 2004 immediately following the company’s initial public offering. Mr. Lamberti retired from the Federal Deposit Insurance Corporation (FDIC) in 1998, where he was an attorney for over 25 years, including the last 13 years as Regional Counsel, Kansas City Region, FDIC. Prior to joining the FDIC, Mr. Lamberti was Deputy General Counsel of the United States Catholic Conference in Washington, D.C. He holds a degree in accounting from St. John’s University School of Commerce and a law degree from St. John’s University Law School. Mr. Lamberti served three years in the U.S. Air Force in the Korean War, in which he received the Distinguished Flying Cross.

Francis P. Lemery joined our board of directors in July 2004 immediately following the company’s initial public offering. Mr. Lemery retired in 1999 as Senior Vice President and Actuary of Kansas City Life Insurance Company, a Nasdaq Global Market company. He served on the board of directors of Kansas City Life from 1985 to 1999. Mr. Lemery has been a Fellow of the Society of Actuaries since 1968, and a member of the American Academy of Actuaries since 1969. He holds a degree in business administration and a master’s degree in actuarial science from the University of Michigan.

Mary V. Powell joined our board of directors in July 2004 immediately following the company’s initial public offering. Ms. Powell has been a partner in Johnson-Powell Accounting Services for more than 30 years, where she provides accounting, auditing and tax preparation services primarily to privately-owned businesses. Ms. Powell has been engaged in providing accounting, auditing and tax preparation services to individuals and private businesses since 1968.

The Board of Directors recommends a vote FOR

the election of the nominees for director named above.

EXECUTIVE OFFICERS

Officers are elected on an annual basis by the board of directors and serve at the discretion of the board. Certain biographical information about our executive officers follows:

Name	Age	Position
Don Early*	66	Chairman, Chief Executive Officer and Director
Mary Lou Early*	64	Vice Chairman, Secretary and Director
Darrin J. Andersen	40	President and Chief Operating Officer
Douglas E. Nickerson	43	Chief Financial Officer
Michael O. Walrod	41	Vice President of Operations
Matthew J. Wiltanger	38	Vice President—General Counsel
Wayne S. Wood	46	Vice President of Operations, Eastern U.S.
D. Scott Smith	48	Vice President of Operations, Western U.S.

*	Information is provided under the heading “Election of Directors” above for Don Early and Mary Lou Early. Information relating to our other executive officers with respect to their principal occupations and positions during the past five years is as follows:

Darrin J. Andersen has served as our president and chief operating officer since May 2004. Mr. Andersen joined the company in February 1998 and served as chief financial officer from December 1999 until April 2004. Prior to joining the company, Mr. Andersen worked in the accounting department of Newell Rubbermaid, a manufacturing company listed on the New York Stock Exchange, and in the audit group of Deloitte & Touche. Mr. Andersen is a past president of the Community Financial Services Association of America. Mr. Andersen is the son of Mary Lou Early. Mr. Andersen holds a degree in accounting from the University of Kansas, and is a certified public accountant.

Douglas E. Nickerson joined the company as chief financial officer in April 2004. Prior to joining the company, Mr. Nickerson served for eight years in various management positions with Stilwell Financial Inc., now known as Janus Capital Group, Inc., a New York Stock Exchange provider of diversified financial services. From 2001 to 2003, Mr. Nickerson served as vice president—controller and treasurer of Stilwell, and from 1999 to 2001 served as vice president—controller. Mr. Nickerson holds a degree in accounting from Kansas State University and a law degree from the University of Missouri—Kansas City. He is a certified public accountant.

Michael O. Walrod has been with the company since 1992. From January 1, 2006, until the appointment to his current position in June 2008, he served as vice president of operations, western U.S. Mr. Walrod served as vice president of operations from December 2004 to December 2005. Between 1992 and December 2004, Mr. Walrod served in various roles, including positions as regional director, regional manager, director of development and several other field-related roles. Mr. Walrod holds a degree in business administration from the University of Kansas.

Matthew J. Wiltanger joined the company in January 2008 as vice president—general counsel. Prior to joining the company, Mr. Wiltanger was a partner with the law firm Shook, Hardy & Bacon, LLP in Kansas City, with a focus on business litigation, tort matters, antitrust and trade regulation. Mr. Wiltanger joined the firm in 1997 and began serving as outside litigation counsel to the company for certain matters in 2004. Mr. Wiltanger earned a journalism degree from the University of Missouri and a law degree from the University of Kansas.

Wayne S. Wood has served as vice president of operations, eastern U.S. since January 1, 2006. Mr. Wood served as regional director, eastern U.S. from August 2003 to December 2005. Mr. Wood joined the company in June 2002 as regional manager for the state of Virginia, serving in that role until July 2003. Prior to joining us, Mr. Wood spent four years as a division manager with Advance America Cash Advance Centers, a New York Stock Exchange-listed payday loan company, and in various retail management positions, including 15 years as director of operations with a large national video retailer. Mr. Wood holds a degree in administration of justice from Tidewater Community College.

D. Scott Smith has been with the company since 1994. From October 2001 until his appointment in June 2008 as vice president of operations, western U.S., he served as regional director, with operational responsibility for branches in Missouri, Kansas, Oklahoma and Nebraska. Between 1994 and 2001, Mr. Smith served in all levels of operations at the company, including regional manager, area manager and branch manager. Prior to joining the company, Mr. Smith had 18 years of experience in retail/wholesale fashion management, sales and merchandising. Mr. Smith attended Penn Valley Community College and Western State College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of common stock for (i) each director and nominee for election as a director of the company; (ii) each named executive officer, (iii) all directors and executive officers as a group, and (iv) each person known to us to be the beneficial owner of more than 5% of the outstanding shares. Beneficial ownership for directors and officers and for other 5% or greater stockholders is shown as of April 13, 2009. Except as otherwise indicated, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding(1)
Named Executive Officers and Directors(2)
Don Early(3)	8,196,908	43.6%
Mary Lou Early(4)	1,323,964	7.1
Richard B. Chalker(5)	55,755	*
Murray A. Indick(6)	1,675,064	8.9
Gerald F. Lamberti(5)	45,623	*
Francis P. Lemery(5)	58,255	*
Mary V. Powell(5)	57,755	*
Darrin J. Andersen(7)	744,909	4.0
Douglas E. Nickerson(8)	234,579	1.3
Michael O. Walrod(9)	97,348	*
All directors and executive officers as a group (13 persons)(10)	12,525,403	66.7

5% Stockholders(11)

Gregory L. Smith(12) 1207 Parrilla De Avila Tampa, Florida 33613	3,232,521	18.5%

Prides Capital Partners, L.L.C.(13) 200 High Street, Suite 700 Boston, Massachusetts 02110	1,675,064	8.9

*	Less than one percent
(1)	Computed for each officer and director, and for Gregory L. Smith and Prides Capital Partners, L.L.C., as of April 13, 2009, on the basis of shares of common stock outstanding plus the options currently exercisable or exercisable within 60 days after April 13, 2009. Each listed stockholder has sole voting and investment power except as otherwise indicated.
(2)	The address of all of the named individuals is c/o QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210.
(3)	Includes 141,410 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date. Includes 250,000 shares owned by a limited partnership in which Mr. Early’s revocable trust is a limited partner and a limited liability company, of which Mr. Early is a member and the manager, is the general partner. The shares owned by the limited partnership are also included for Mrs. Early. Includes 100,000 shares transferred to a private foundation for which Mr. Early and Mrs. Early serve as trustees. These shares are also included for Mrs. Early, although Mr. Early and Mrs. Early each disclaim beneficial ownership thereof.
(4)

Includes 274,964 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date. Includes 250,000 shares owned by a limited partnership in which a limited liability company, of which Mrs. Early is a member, is the general partner. The shares owned by the limited partnership are also included for Mr. Early. Includes 100,000 shares transferred to a private foundation for which Mrs. Early and Mr. Early serve as trustees. These shares are also included for Mr. Early, although Mrs. Early and Mr. Early each disclaim beneficial ownership thereof.

(5)	Includes 34,567 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(6)	Mr. Indick, a managing member of the sole general partner of Prides Capital Fund I, LP, has shared voting and investment power over the 1,675,064 shares common stock of the company owned by Prides. Includes 9,427 shares of common stock issuable upon the exercise of options granted to Kevin A. Richardson II, a managing member of the sole general partner of Prides and a former director of the company, that are currently exercisable or exercisable within 60 days of the record date. The percentage of shares outstanding for Mr. Indick is calculated solely with respect to option shares issuable to Mr. Richardson and not option shares issuable to all directors and executive officers as a group. Mr. Indick’s term as a director of the company will expire on June 3, 2009.
(7)	Includes 328,889 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(8)	Includes 177,979 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(9)	Includes 70,528 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(10)	Includes an aggregate of 1,293,627 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date.
(11)	Excludes 5% stockholders listed above as executive officers or directors, other than Prides Capital, whose shares are deemed to be beneficially owned by Mr. Indick.
(12)	Includes 21,977 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the record date. Includes 99,500 shares held in irrevocable trusts for the benefit of Mr. Smith’s grandchildren, for which Mr. Smith serves as a co-trustee. Excludes shares held in irrevocable trusts for the benefit of Mr. Smith’s children, over which Mr. Smith has no voting or investment power.
(13)	Represents the same shares of common stock reported by Mr. Indick. Includes 9,427 shares of common stock issuable upon the exercise of options granted to Mr. Richardson, as described in footnote (6) that are currently exercisable or exercisable within 60 days of the record date.

Section 16(a) Beneficial Ownership Reporting Compliance

We are required to identify any director, officer or 10% or greater beneficial owner of common stock who failed to file timely a report with the SEC required under Section 16(a) of the Securities Exchange Act of 1934 relating to ownership and changes in ownership of our common stock. The required reports consist of initial statements on Form 3, statements of changes on Form 4 and annual statements on Form 5. Based solely upon a review of reports filed under Section 16(a) of the Exchange Act and certain written representations of our directors and officers, we are not aware of any director, officer or 10% or greater beneficial owner of common stock who failed to file on a timely basis any report required by Section 16(a) of the Exchange Act for calendar year 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background

Our compensation programs are designed to motivate, attract, reward, and retain management to achieve long-term stockholder value. Our compensation programs are designed to encourage the achievement of annual and longer-term goals by providing appropriate incentives to our executive officers, as well as to align the financial interests of management and our stockholders.

Our compensation practices and philosophies have evolved since our initial public offering in July 2004 and continued to evolve in 2008 as we moved toward more performance-based compensation, both on an annual basis and a long-term basis. We established certain key strategic objectives after our initial public offering (including growth in number of branches, improvement in branch operations, enhanced infrastructure and managing loan losses), and our executive compensation in 2005 and 2006 was tied primarily to the efforts of our executive officers relative to those strategic objectives. In 2007, we included annual performance-based cash and equity compensation components and in 2008 established a long-term equity-based incentive compensation program.

Historically and continuing through today, compensation of our executive officers has consisted primarily of the following components:

•	base salary;

•	discretionary bonuses;

•	performance-based incentive compensation;

•	equity-based compensation; and

•	perquisites and other personal benefits.

In the discussion that follows, we state the objective of and explain each compensation element.

Executive Compensation

Historically, our compensation committee reviewed executive compensation annually in December of that year or in January or February of the succeeding year, in conjunction with the review of our year-end financial results. All stock option and restricted stock awards for executive officers, as well as base salary adjustments and bonus determinations, were made at these year-end financial and compensation review meetings.

Our year-end compensation meetings for the grant of stock options and restricted stock awards occurred in December 2006 and in February 2008 and 2009. We anticipate that future equity-based grants and awards will occur in February of each year when the compensation committee reviews the year-end results for the prior calendar year, certifies any incentive-based compensation tied to those year-end results and makes equity-based grants and awards for the current calendar year.

Stock option and restricted stock awards have been made without regard to the timing of the release of fourth quarter and year-end financial results. We anticipate that our compensation committee will continue this practice.

Our compensation committee consults with our chief executive officer, our vice chairman and our president regarding all compensation matters, including specifically recommendations for compensation of other executive officers. Our compensation committee also confers with our chief executive officer concerning the evaluation of the performance of our president. Our chief executive officer does not make any recommendations to the compensation committee regarding any component of his compensation or the compensation of the vice chairman. Due to family relationships, our vice chairman does not participate in deliberations regarding the president. While our compensation committee receives input from these three executives concerning executive compensation matters, all deliberations regarding final compensation decisions occur in executive sessions of the compensation committee.

In 2007, our compensation committee retained Hay Group, Inc., a global compensation consulting firm, to provide certain consulting services to the compensation committee relating to executive compensation. Hay Group was initially retained to provide assistance to the compensation committee in designing an annual cash incentive compensation plan, which resulted in the adoption of the 2007 Annual Incentive Plan described below. In the course of that engagement, Hay Group also provided commentary on base salary levels for the executive officers and targeted levels of annual equity-based compensation for those officers. After the completion of that analysis, Hay Group assisted the compensation committee in designing a long-term equity-based incentive compensation plan, which resulted in the adoption of the Long-Term Incentive Plan in February 2008, as described further below.

In evaluating overall executive compensation, the compensation committee and Hay Group considered a wide range of retail companies and the executive compensation of other publicly traded companies in the payday loan industry. While the compensation committee has reviewed executive compensation data from a number of industry competitors and other retail companies, the compensation committee has not identified a specific set of peer companies against which to benchmark executive compensation.

The work with Hay Group has focused primarily on the incentive (both cash and equity-based) compensation for our executive officers, other than Mr. Early, our chairman and chief executive officer, and Mrs. Early, our vice chairman, who have not participated in the two incentive compensation plans established by the compensation committee. As discussed further below, the base salaries for Mr. Early and Mrs. Early have been unchanged since our July 2004 initial public offering. Additionally, Mr. Early has received only one stock option grant since our July 2004 initial public offering (in January 2006), and Mrs. Early has received only two stock option grants since our initial public offering (in December 2004 and in January 2006). The compensation committee in 2007 and 2008 has considered with respect to these two executive officers their prior contributions to the company, their stock ownership positions (which is over 40% for Mr. Early), the cash dividends paid by the company (which, while considered in the discussions, are not an element of compensation for either Mr. Early or Mrs. Early), and their changing roles in the company since the initial public offering. Discretionary bonuses have been granted to Mr. Early and Mrs. Early in 2006, 2007 and 2008 at the same level for all three years, in view of these factors. The compensation committee anticipates that the overall compensation for Mr. Early and Mrs. Early will remain at essentially the same level (consisting of base salary and bonus) for the foreseeable future, absent significant changes in their contributions to the company or the company’s results of operations.

Base Salaries.

The objective of base salary is to reflect job responsibilities, value to the company and individual performance. The compensation committee reviews base salary of executives annually, and since the initial public offering has normally adjusted base salaries on a bi-annual basis. The compensation committee evaluates base salary based primarily upon an assessment of market requirements for similarly positioned executives. The base salaries for our chief executive officer and our vice chairman have not changed since our initial public offering in July 2004.

In December 2006, the compensation committee reviewed the executive officers’ base salaries for 2007. For the chief executive officer and vice chairman, no changes were made to their base salaries of $500,000 and $400,000, respectively. Annual base salaries were increased to $450,000 for Mr. Andersen, $300,000 for

Mr. Nickerson and $200,000 for Mr. Walrod. Increases for these executive officers were designed to bring their base salaries in line with executives at competitor companies (including primarily Advance America Cash Advance Centers, Inc., Cash America International, Inc., First Cash Financial Services, Inc., EZ CORP, Inc., Dollar Financial Corp. and CompuCredit Corp.) and other retail companies. The base salaries for these executive officers were unchanged in 2008 and for 2009, making 2009 the third year in which base salaries for these executive officers have remained unchanged.

While the compensation committee retained Hay Group primarily to assist the compensation committee in designing annual and long-term cash and equity-based incentive compensation, the compensation committee consulted with Hay Group regarding base salary levels for the executive officers, and adjusted cash and equity-based incentive compensation to reflect the levels of base salaries established for the executives prior to the time Hay Group began providing consulting services.

Discretionary and Incentive Cash Bonuses.

Historically, our compensation committee has paid year-end discretionary bonuses based primarily upon our financial results and the satisfaction of certain strategic objectives of the company established for the preceding fiscal year. For each of the years 2004, 2005 and 2006, the compensation committee considered and weighed the progress in growing the company’s branch base, the reduced level of earnings due to that significant growth strategy, the higher loan loss experience in 2005, the lower loan loss experience in 2006, work on other strategic initiatives, individual performance during the year and company operational improvements. Our compensation committee considered these factors in the context of the overall financial results in 2005 and 2006 versus prior year results and internal and external expectations. From this evaluation, discretionary bonuses were awarded in 2005 and 2006 to each officer at a level intended to compensate for the varying levels of success in these factors.

In 2007, our compensation committee introduced meaningful elements of performance-based compensation into the mix of overall executive compensation, with the adoption of the 2007 Annual Incentive Plan for executive officers and certain other key employees of the company, other than our chairman and chief executive officer and our vice chairman. The 2007 Annual Incentive Plan was designed to increase the percentage of total compensation for the covered executives that is derived from performance-based measures. In 2008 (and also for 2009) the compensation committee approved Annual Incentive Plans for each of our executive officers (other than Mr. Early and Mrs. Early) in a manner consistent with the 2007 Annual Incentive Plan.

For 2007 and 2008, the target annual cash incentive compensation for the named executive officers covered by the plan were as follows:

	Target Annual Incentive ($)	Target Annual Incentive (% of 2008 Base Salary)
Darrin J. Andersen, President and COO	$292,500	65%

Douglas E. Nickerson, Chief Financial Officer	150,000	50%

Michael O. Walrod, Vice President of Operations	100,000	50%

The opportunity to earn annual incentive compensation in 2007 and 2008 was based on the achievement of performance measures set by the compensation committee tied to earnings per share and EBITDA. The compensation committee assesses executive performance against targeted “Adjusted EPS” and “Adjusted EBITDA.” Adjusted EPS, as used by our compensation committee, means GAAP diluted earnings per share, excluding certain branch closing costs in both 2007 and 2008 and, for 2008, excluding certain unanticipated governmental affairs and occupancy-related costs. Adjusted EBITDA, as used by our compensation committee, means GAAP earnings before interest, taxes, depreciation and amortization, adjusted to exclude the charges related to stock options and restricted stock awards, non-cash gains or losses associated with property disposition, certain branch closing costs in both 2007 and 2008 and, for 2008, certain unanticipated governmental affairs and occupancy-related costs.

For 2008, the targeted annual incentive compensation was based 35% on attainment of $1.04 Adjusted EPS, 35% on the attainment of $49.75 million of Adjusted EBITDA, and 30% at the discretion of the compensation committee. Participants in the plan were eligible to earn 50% of the target annual cash incentive compensation shown above by achieving a threshold of 80% of the targeted performance measures, and up to a maximum of 200% of the target annual incentive compensation by achieving 120% of the targeted performance measures. The compensation committee retained the authority to make bonus payments in addition to, or in lieu of, payments under the 2007 and 2008 Annual Incentive Plans and had the authority to modify, amend or adjust the performance measures established under the Annual Incentive Plans as appropriate to adjust for unforeseen circumstances during the calendar year.

The company exceeded the threshold levels for Adjusted EPS and Adjusted EBITDA set for the 2008 Annual Incentive Plan, but were below the target levels. The 2008 annual cash incentive bonus tied to these two performance measures was prorated between the threshold and target levels and paid accordingly. In 2007, the compensation committee determined that the discretionary portion of the annual incentive bonus (30% of the targeted opportunity) for each participating executive would be flexed in accordance with the 70% of the annual incentive bonus paid based on 2007 results for the Adjusted EPS and Adjusted EBITDA performance measures. In addition, in 2007 the compensation committee approved an additional $50,000 discretionary bonus for Mr. Andersen in recognition of his overall performance that year, including his service as the President of Community Financial Services Association of America. For 2008, the compensation committee determined to set the discretionary portion of the bonus at approximately 100% of the target level, even though the actual Adjusted EPS and Adjusted EBITDA were between the threshold and target levels for the year. The compensation committee believed that this upward adjustment of the discretionary portion of the annual cash bonus was appropriate in light of the extraordinary economic challenges in 2008, including the spike in gas prices in summer 2008 and the significant overall decline in the economy, particularly in the second half of 2008 and the company’s performance relative to competitors in the industry. In addition, the compensation committee approved an additional approximately $20,000 discretionary bonus for Mr. Anderson under the 2008 plan in view of his overall performance for the year.

In February 2009, the compensation committee approved the 2009 Annual Incentive Plan, which is substantially identical in design as the 2007 and 2008 plans, with targets for Adjusted EPS and Adjusted EBITDA in 2009 that are achievable, but will require the company to have, in light of the current economic conditions, an outstanding financial performance in 2009 in order for the target goals to be met.

Our compensation committee continues to believe that it is important for the committee to retain the ability to grant discretionary cash bonuses to executive officers, either in lieu of or as a supplement to performance-based cash compensation. There may arise a wide range of circumstances in which the compensation committee may consider it important to grant discretionary bonuses in the future to one or more executive officers, including achievement of specified strategic goals by that officer or the company as a whole (irrespective of impact on performance measures), outstanding individual efforts beyond normal expectations for executive officers at a similar level, specific or unique projects and other similar situations.

Long-Term Incentive Plan and Equity-based Compensation.

We have always considered equity-based compensation to be an important part of overall compensation of all executive officers and other key employees. We have historically granted stock options to all area managers and regional managers, other officers and executive officers and certain corporate office employees as a way to provide equity-based compensation to these key employees and to increase their identification of personal financial success with overall corporate financial success.

In accordance with the terms of our 2004 Equity Incentive Plan (the “2004 Plan”), all stock option grants are made with an option exercise price equal to fair market value, which is the closing price of our common stock on the Nasdaq Global Market on the date of the grant. Awards of stock options to executive officers have been made by the compensation committee at regular or special meetings of that committee, in conjunction with year-end review of financial results and executive performance, normally in December of that year or in January or February of the following year. Our compensation committee does not delegate the authority to grant options to any other committee or person, but for all employees, other than executive officers (and their family members), has followed the recommendation of the president regarding option grants to those non-executive employees.

All options granted by the compensation committee to executive officers vest at a rate of 25% per year over four years, beginning on the first anniversary of the grant date. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Under the 2004 Plan, the compensation committee may award stock options, stock appreciation rights, restricted stock awards, performance share awards, cash bonuses or other incentive awards permitted by the plan. The compensation committee determines (i) the times when option, restricted stock and other awards will be granted, (ii) the number of shares of our common stock subject to each award granted to the non-employee directors, officers and other employees of the company, and (iii) all terms, conditions (including performance requirements) and limitations of any award, including the exercise price and vesting for each award granted under the plan.

Prior to 2008, we did not have a formal equity-based, long-term incentive plan for our executive officers. After Hay Group assisted us in developing the Annual Incentive Plan for certain of our executive officers and other key employees in 2007, Hay Group worked with our compensation committee to develop a long-term, equity-based incentive compensation plan. In February 2008, our compensation committee adopted the Long-Term Incentive Plan and made awards for calendar year 2008. The compensation committee intends to make annual awards under the Long-Term Incentive plan to executive officers (other than our chairman and chief executive officer and our vice chairman) and in February 2009 made awards under this plan for calendar year 2009. Long-term incentive awards consist of approximately 50% of value in stock options and 50% of value in restricted stock awards to executive officers. Each Long-Term Incentive Plan award of restricted stock and each option to purchase common stock vests ratably over four years, beginning on the first anniversary of the grant date.

Prior to the adoption of the Long-Term Incentive Plan, we granted stock options to our executive officers based on a general evaluation of stock option grant levels for executive officers at various competitors and retail companies, as well as the overall total direct compensation for the officer. Initially, we did not target a specific dollar value of compensation with each option grant, but we generally considered the value of stock options to the executives in making annual awards.

As part of the consultation provided by Hay Group in 2007, beginning in 2008, we have determined the level of equity-based compensation awards for executive officers (other than our chairman and chief executive officer and our vice chairman) based on the gap between total cash compensation (including incentive cash bonuses assuming performance targets are met) and the targeted total compensation for each executive. We determined the targeted total compensation for each executive officer, other than our chairman and chief executive officer and our vice chairman, based on inputs from Hay Group and in a manner similar to our establishment of base salaries in 2007, as discussed above.

As a result, the equity awards for 2008 (consisting of approximately 50% in value represented by stock options and approximately 50% in value represented by restricted stock awards) were approximately 133% of base salary for our president and chief operating officer, approximately 62% of base salary for our chief financial officer, and approximately 50% of base salary for our vice presidents of operations. The equity awards for 2009, again consisting of approximately 50% in value represented by stock options and 50% in value represented by restricted stock awards, were at the same approximate dollar levels as 2008 for each of our named executive officers.

In January 2006 and prior to the compensation committee establishing the Long-Term Incentive Plan, the compensation committee made its first grants of restricted stock awards, all of which were made to employees other than executive officers. At its December 2006 compensation review meeting, our compensation committee granted restricted stock awards to four executive officers. Mr. Andersen received a grant of 40,000 shares, Mr. Nickerson received a grant of 20,000 shares, and Mr. Walrod received a grant of 12,000 shares, with one half of the awards vesting ratably over four years beginning on the first anniversary of the date of grant, and one half vesting if and when the compensation committee certified that the Adjusted EBITDA of the company for calendar year 2007 equaled or exceeded a targeted level for the year. The company exceeded the target level for Adjusted EBITDA in 2007, and as a result the 2007 performance-vesting restricted stock awards were fully vested when the 2007 financial results were reviewed by the compensation committee in February 2008. The compensation committee believes that annual incentive cash bonuses are the proper context for reflecting annual company performance measures in annual executive compensation. Accordingly, it did not grant any performance-based stock awards in 2008 or for 2009.

Our restricted stock grants provide the holder thereof with dividend and voting rights, even if the restricted stock has not yet vested. Accordingly, when we paid cash dividends in 2007 and 2008, including the $2.50 per share special cash dividend in December 2007, the cash dividends were paid on all outstanding shares of unvested restricted stock, as reflected in the Summary Compensation Table.

The 2004 Plan specifies certain change in control events, including (i) a person acquiring a majority of our voting securities, (ii) our merger or consolidation with another company, (iii) the sale of all or substantially all of our assets, or (iv) any other kind of a corporate reorganization or takeover where we are not the surviving company or where we are the surviving company and the members of the board immediately prior to the reorganization do not constitute a majority of the board of directors of the surviving company.

Awards granted under the 2004 Plan may, in the discretion of the compensation committee, provide that (a) the award is immediately vested, fully earned, exercisable, and, in the case of options, converted into SARs, as appropriate, upon a change in control event, and (b) we will make full payment to each such participant with respect to any performance share award, cash bonus or other incentive award, and permit the exercise of options or SARs, respectively, granted under the 2004 Plan to the participant.

To date, all stock options granted by the compensation committee under the 2004 Plan have included a provision that in connection with a change in control event, the option may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on the optionee, or the successor corporation may substitute equivalent options. If the successor corporation (if any) does not assume or substitute options, the option will become exercisable in full immediately prior to the consummation of the change in control event, (provided, however, that no acceleration will occur if the optionee is part of the group that is attempting to initiate the change in control event), and if the option is not exercised at or prior to the consummation of the change in control event, the option will terminate immediately upon the consummation of that event.

To date, all time vesting restricted stock awards granted by the compensation committee under the 2004 Plan have provided that if there is a change in control, all restrictions on the unvested shares will lapse and thereafter the remaining unvested shares will vest, free of all restrictions.

Performance-based restricted stock awards will vest upon a change in control if the compensation committee determines in its discretion that the company was, as of the date of determination, on target to meet the performance conditions for that award.

Retirement and Other Benefits

All full-time employees are eligible to participate in our 401(k) profit sharing plan. Executive officers participate in that plan on the same basis as all other participants.

In 2007, we adopted The QC Holdings, Inc. Executive Nonqualified Excess Plan (the “409A Excess Plan”), which permits any executive officer and certain other employees to make voluntary contributions to the 409A Excess Plan. The objective of the 409A Excess Plan is to provide executive officers and other eligible employees an opportunity to defer some or all of their cash compensation on a pre-tax basis, particularly in light of the limitations under our 401(k) plan due to the “top-heavy” rules under the Internal Revenue Code. The 409A Excess Plan permits a deferral of up to 100% of the cash compensation of the covered employee. We make matching contributions to the 409A Excess Plan equal to 50% of the employee’s contribution to the 409A Excess Plan, up to a maximum company contribution of 3% of cash compensation. While employee contributions to the 401(k) plan are capped by the Internal Revenue Code ($15,500 for 2007 and 2008), there are no such restrictions under the company’s 409A Excess Plan.

Prior to the 409A Excess Plan, we have provided very few additional retirement or similar benefits to our senior executives, other than benefits such as 401(k) matching contributions that are made available to executives on the same basis as provided to other employees. The compensation committee has noted the absence of these other types of traditional compensation arrangements when it has considered and approved executive base salaries, bonuses and equity-based awards in the past.

Perquisites and Other Personal Benefits

We provide our executive officers with only one perquisite, which is the use of a company automobile or a car allowance, and a tax-gross-up related to the compensation expense for the car allowance or company car. The direct cash cost of this personal benefit for each named executive officer for 2006, 2007 and 2008, is included as “All Other Compensation” in the Summary Compensation Table.

Employment Agreements and Change in Control Arrangements

We do not have any employment agreements or employment arrangements with any of our executive officers or other key employees. All executive officers are employees “at will.”

We presently do not have any change in control arrangements with any of our executive officers. Our 2004 Plan has certain change in control features, as described above. To date, all stock option grants to our executive officers and non-employee directors have the change in control provision described above, and all time-vesting and performance-vesting restricted stock awards granted to our executive officers have included the change in control provisions described above.

Tax and Accounting Implications

Deductibility of Executive Compensation.

Section 162(m) of the Internal Revenue Code provides that certain compensation in excess of $1,000,000 per year to our chief executive officer or an employee whose total compensation is required to be reported to stockholders under the executive compensation disclosure rules under the Securities Exchange Act of 1934

(namely, the other executives listed each year in the Summary Compensation Table in our proxy statements) may not be deducted as a business expenses unless the compensation is made pursuant to a qualified performance-based award that is within the scope of Code Section 162(m).

The compensation committee historically has not considered the deductibility of executive compensation under Code Section 162(m) because to date we have not had any executive compensation that is subject to the Code Section 162(m) limits. While we have begun to use certain performance-based awards under the 2004 Plan and under our annual incentive arrangements, those performance-based awards presently do not come within the scope of the Code Section 162(m) deductibility requirements.

We have not considered any amendments to the 2004 Plan to allow for the grant of performance-based awards under that plan in a manner that is intended to allow for their full tax deductibility as a business expense in accordance with Section 162(m) of the Code. If executive compensation that is subject to the deductibility limits of Code Section 162(m) reaches or is likely to reach those limits in the future, we will likely consider amending the 2004 Plan to permit the grant of performance-based awards that will be fully tax deductible in accordance with that section. Any Section 162(m) amendments to the 2004 Plan will be subject to stockholder approval.

Accounting for Stock-Based Compensation.

Beginning on January 1, 2006, we began accounting for stock-based payments, to date consisting of stock option grants and restricted stock awards, in accordance with the requirements of FASB Statement 123(R), Share Based Payment.

Compensation for the Years Ended December 31, 2008, 2007 and 2006

The following table sets forth all compensation paid in 2008, 2007 and 2006 to our principal executive officer, principal financial officer and our three most highly compensated executive officers (the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Don Early Chairman and CEO	2008 2007 2006	500,000 500,000 490,385	320,000 320,000 320,000	— — —	200,122 200,122 200,122	— — —	20,944 20,929 9,352	1,041,066 1,041,051 1,019,859

Mary Lou Early Vice Chairman and Secretary	2008 2007 2006	400,000 400,000 392,308	162,000 162,000 162,000	— — —	166,769 166,769 166,769	— — —	27,734 34,244 16,898	756,503 763,013 737,975

Darrin J. Andersen President and COO	2008 2007 2006	450,000 450,000 294,231	5,000 5,000 205,000	149,020 362,017 15,604	261,648 166,769 166,769	250,000 490,000 —	61,698 156,966 24,117	1,177,366 1,630,752 705,721

Douglas E. Nickerson Chief Financial Officer	2008 2007 2006	300,000 300,000 220,673	3,000 3,000 153,000	62,157 181,008 7,802	81,658 50,031 50,031	120,000 230,000 —	36,514 84,078 34,251	603,329 848,117 465,757

Michael O. Walrod VP of Operations	2008 2007 2006	200,000 200,000 155,000	3,000 3,000 103,000	34,847 108,605 4,681	65,844 50,031 50,031	90,000 150,000 —	25,483 56,535 16,056	419,174 568,171 328,768

(1)	Reference is made to Note 12 “Stock-Based Compensation” of the notes to the consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 2008, 2007 and 2006, which identify the valuation assumptions made in the valuation of stock-based awards in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123R”). Our stock-based compensation expense recognized under SFAS 123R reflects an estimated forfeiture rate of 10% for non-executive officers in 2008 and does not reflect any expected forfeitures for executive officers. The values recognized in the “Stock Awards” and “Option Awards” columns do not reflect any expected forfeitures.
(2)	Awards for 2007 and 2008 relate to our financial performance in calendar year 2007 and 2008, respectively. The compensation committee certifies the amount of each award in February in connection with the committee’s review of year-end financial results for the preceding calendar year.
(3)	Perquisites for each named executive officer include a car expense and a gross-up payment for related taxes. The reimbursement to the named executive officers in 2008 for taxes related to car allowances was $596 for Mr. Early, $3,863 for Mrs. Early, $3,776 for Mr. Andersen, $4,698 for Mr. Nickerson, and $4,118 for Mr. Walrod, respectively. All perquisites are valued at aggregate incremental cost, which is our direct cash cost. Also includes our contribution to the 401(k) and 409(A) plans of the named executive officers in the aggregate amount of $19,050 for Mr. Early, $15,450 for Mrs. Early, $35,670 for Mr. Andersen, $16,152 for Mr. Nickerson and $9,450 for Mr. Walrod. For Messrs. Andersen, Nickerson and Walrod, also includes $14,022, $5,424 and $2,940, respectively, for cash dividends paid in 2008 on unvested restricted stock awards. In 2007, for Messrs. Andersen, Nickerson and Walrod, includes $103,500, $51,750 and $31,050, respectively, for cash dividends paid in 2007 on unvested restricted stock awards.

Grants of Plan-Based Awards

During the Year Ended December 31, 2008

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Don Early	—	—	—	—	—	—	—	—	—	—	—

Mary Lou Early	—	—	—	—	—	—	—	—	—	—	—

Darrin J. Andersen	2/5/2008	146,250	292,500	585,000	—	—	—	31,740	90,000	10.19	737,449

Douglas E. Nickerson	2/5/2008	75,000	150,000	300,000	—	—	—	10,580	30,000	10.19	245,816

Michael O. Walrod	2/5/2008	50,000	100,000	200,000	—	—	—	5,300	15,000	10.19	123,010

(1)	The grant date shown is the date the 2008 performance plan awards were granted or the grant date for restricted stock or option awards reported in the table, as applicable.
(2)	In February 2009, the compensation committee completed its review of our 2008 year-end financial results and certified the awards due under our 2008 Annual Incentive Plan as discussed above under Compensation Discussion and Analysis. The Summary Compensation Table reflects 2008 annual incentive compensation of $250,0000 for Mr. Andersen, $120,000 for Mr. Nickerson and $90,000 for Mr. Walrod.

On at least one occasion in the past, the compensation committee has met and granted options to purchase common stock or made awards of restricted stock on a date when the Nasdaq Global Market was not open. In these instances, the option and restricted stock awards were based on the closing market price of our common stock on the last business day prior to the date of grant.

For the named executive officers, an explanation of how their salary, bonus and equity awards are structured in proportion to total compensation is included in Compensation Discussion and Analysis.

Holdings of Equity-Related Interests

The following table sets forth information concerning unexercised stock options and unvested restricted stock awards held by the named executive officers on December 31, 2008. All information set forth below relates to the grant of stock options under the 2004 Plan, and to the award of restricted stock under the 2004 Plan.

On May 9, 2005, the compensation committee approved accelerating the vesting of all then outstanding employee stock options that were subject to periodic vesting as of that date and that had an exercise price that exceeded the market price on May 9, 2005. As a result, all options granted to Mrs. Early, Mr. Andersen, Mr. Nickerson and Mr. Walrod prior to May 9, 2005, which options were originally scheduled to vest 25% over four years, became fully vested at the close of business on May 9, 2005.

On December 27, 2007, we paid a special cash dividend of $2.50 per share on our common stock. In December 2007, the compensation committee approved the adjustment of the option exercise price and the number of shares of common stock subject to each outstanding option in accordance with the terms of the QC Holdings, Inc. 1999 Stock Option Plan and our 2004 Equity Incentive Plan to give equitable effect to the payment of the special cash dividend. The numbers in following table reflect this adjustment with respect to outstanding stock options on that date.

Outstanding Equity Awards at Fiscal Year-End

December 31, 2008

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Don Early	94,273	94,274	—	9.48	1/5/2016	—		—	—	—

Mary Lou Early	157,122 78,561	78,562	—	13.76 9.48	12/14/2014 1/5/2016	—		—	—	—

Darrin J. Andersen	62,849 125,698 78,561	78,562 90,000	—	11.14 13.76 9.48 10.19	7/15/2014 12/14/2014 1/5/2016 2/4/2018	10,000 31,740	(2) (3)	37,900 120,295	—	—

Douglas E. Nickerson	87,989 47,137 23,569	23,568 30,000	—	11.14 13.76 9.48 10.19	7/15/2014 12/14/2014 1/5/2016 2/4/2018	5,000 10,580	(2) (3)	18,950 40,098	—	—

Michael O. Walrod	31,425 23,569	23,568 15,000	—	13.76 9.48 10.19	12/14/2014 1/5/2016 2/4/2018	3,000 5,300	(2) (3)	11,370 20,087	—	—

(1)	Options expiring in 2016 and 2018, vest 25% per year over four years beginning on the first anniversary of the grant date and expire ten years from the date of grant. All other options were fully vested as of December 31, 2008.
(2)	Restricted stock awards vest 25% per year over four years beginning on December 14, 2007, the first anniversary of the date of grant.
(3)	Restricted stock awards vest 25% per year over four years beginning on February 5, 2009, the first anniversary of the date of grant.

The following table provides information regarding the exercise of stock options and the vesting of stock awards during the fiscal year ended December 31, 2008, for each of the named executive officers.

Option Exercises and Stock Vested

During the Year Ended December 31, 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Don Early	—	—	—	—
Mary Lou Early	—	—	—	—
Darrin J. Andersen	—	—	5,000	26,100
Douglas E. Nickerson	—	—	2,500	13,050
Michael O. Walrod	—	—	1,500	7,830

Nonqualified Deferred Compensation

As described in Compensation Discussion and Analysis, certain of our officers and key employees are prohibited by the “top-heavy” rules of the federal tax code from making the maximum possible contributions to our 401(k) plan. In April 2007, our compensation committee adopted a nonqualified excess plan under Internal Revenue Code Section 409(A) to provide these employees with a mechanism to contribute to a nonqualified plan the difference that they are unable to contribute to our 401(k) plan. While the purpose of the nonqualified plan is to permit those officers and employees to defer the portion of their base salary that they cannot otherwise contribute to the 401(k) plan, the plan permits a deferral of up to 100% of the cash compensation of the covered employee.

Nonqualified Deferred Compensation

Name	Executive contributions in last FY ($)(1)	Registrant contributions in last FY ($)(1)	Aggregate (loss) earnings in last FY ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)(1)
Don Early	52,000	15,600	(30,144)	—	80,721
Mary Lou Early	60,000	12,000	(29,041)	—	95,131
Darrin J. Andersen	155,473	28,771	(78,001)	—	184,863
Douglas E. Nickerson	23,608	9,253	(19,922)	—	56,778
Michael O. Walrod	12,000	6,000	(15,652)	—	34,404

(1)	Executive contributions in 2008 are included in “Salary” in the Summary Compensation Table, and our contributions are included in “All Other Compensation.” Aggregate (loss) earnings are not included in the Summary Compensation Table.

The named executive officers, and other participants in the nonqualified plan, can defer up to 100% of their cash compensation into the plan. We make matching contributions to the 409A Excess Plan equal to 50% of the employee’s contribution to the 409A Excess Plan, up to a maximum company contribution of 3% of cash compensation. Each participant directs the allocation of their plan balance among investment options that mirror the investment options available to participants in our 401(k) plan. Participants may change their elections at any time. While deferred, each participant’s account accrues “earnings” based on performance of the investments selected by the participant under the nonqualified plan. The nonqualified plan does not include any company-guaranteed or provided “above-market” or “preferential” earnings. The liability of the company to the participants in the 409A Excess Plan is separate and distinct from the assets that are maintained to satisfy the liability. Unlike the 401(k) Plan assets, which are independent of the company, the assets in the 409A Excess Plan are subject to the claims of creditors of the company.

Potential Payments Upon Termination or Change-in-Control

As described in Compensation Discussion and Analysis, our 2004 Plan has certain change in control features that apply equally to all executive officers and non-employee directors, and to all other employees that receive awards under that plan.

Director Compensation

The following table provides information regarding the compensation earned by our non-employee directors in the fiscal year ended December 31, 2008.

Director Compensation

For the Year Ended December 31, 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Richard B. Chalker(2)	47,750	43,124	—	—	—	90,874
Murray A. Indick(3)	33,000	43,124	—	—	—	76,124
Gerald F. Lamberti(4)	38,000	43,124	—	—	—	81,124
Francis P. Lemery(5)	45,750	43,124	—	—	—	88,874
Mary V. Powell(6)	44,750	43,124	—	—	—	87,874

(1)	Represents the grant date fair value of the restricted stock awarded to non-employee directors in 2008. Restricted stock granted to non-employee directors vests immediately but may not be sold for six months after the date of grant. Reference is made to Note 12 “Stock-Based Compensation” of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, which identifies the valuation assumptions made in the valuation of option awards in accordance with SFAS 123R. Our stock-based compensation expense for directors recognized under SFAS 123R does not reflect any expected forfeitures.
(2)	As of December 31, 2008, Mr. Chalker had an aggregate of 34,567 shares of common stock underlying stock options, all of which were vested.
(3)	Includes, as of December 31, 2008, 9,427 shares of common stock issuable upon the exercise of options granted to Kevin A. Richardson II, a managing member of the sole general partner of Prides and a former director of the company.
(4)	As of December 31, 2008, Mr. Lamberti had an aggregate of 34,567 shares of common stock underlying stock options, all of which were vested.
(5)	As of December 31, 2008, Mr. Lemery had an aggregate of 34,567 shares of common stock underlying stock options, all of which were vested.
(6)	As of December 31, 2008, Ms. Powell had an aggregate of 34,567 shares of common stock underlying stock options, all of which were vested.

Mr. Indick was elected to the board effective June 7, 2007, and was re-elected by the stockholders at the 2008 annual meeting. Mr. Indick is not standing for re-election in 2009.

Beginning in 2007, we established a new policy to award approximately $40,000 of equity value to each non-employee director on an annual basis in consideration of his or her continued service on the board. In accordance with this policy, on January 2, 2007, each non-employee director received an award of 2,500 shares of restricted stock at $15.96 per share. Because the markets were closed on the date of grant, the award reflects the closing price of our common stock on the last business day prior to the date of grant. On February 5, 2008, we awarded each non-employee director 4,232 shares of restricted stock at $10.19 per share, the closing price on the date of grant. Restricted stock awarded to non-employee directors vests immediately but may not be sold for six months after the date of grant. Because of the required holding period, our compensation committee has determined that a 10% discount should be applied to the grant date fair value when determining the amount of the annual restricted stock awards.

Our non-employee directors currently receive the following fees for board and committee participation:

Annual restricted stock award*	$40,000
Annual retainer	25,000
Board meeting fee	1,000
Executive Committee meeting fee	750
Audit Committee
Annual retainer, chairman	6,000
Annual retainer, member	3,000
Committee meeting fee	750
Compensation Committee
Annual retainer, chairman	3,000
Annual retainer, member	2,000
Committee meeting fee	750

*Approximate value

Following our initial public offering in July 2004, we ceased compensating our employee directors for their service on the board other than reimbursement provided to all directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 18, 2006, we entered into a registration rights agreement with Mr. Early, a director and our chairman and chief executive officer, and Prides Capital Fund I, LP, a Delaware limited partnership (Prides). As of April 13, 2009, Prides, directly or through its affiliated funds, is the holder of 1,665,637 shares of our common stock. Mr. Indick, a director of the company, is a managing member of the sole general partner of Prides. Mr. Indick’s term as a director of the company will expire on June 3, 2009.

The registration rights agreement provides that, upon written request by Mr. Early, Prides, the estate of Mr. Early, any trust, testamentary or otherwise, that is funded in whole or in part with shares of common stock from Mr. Early or the estate of Mr. Early, or any affiliate of Mr. Early or Prides, or any assignee of Mr. Early or Prides (individually, a “holder”), who is at the time of the request, individually or as a group, a holder of at least 5% of our outstanding common stock, we will prepare and file with the SEC, as soon as practicable, a registration statement to enable the reoffer and resale by the requesting holders of the shares of common stock of the company on a delayed or continuous basis under Rule 415 of the Securities Act, and use its best efforts to cause the registration statement to become effective as soon as reasonably practicable after the filing of the registration statement. We are required to keep the registration statement effective until the holder or holders have completed the distribution described in the registration statement relating thereto, but for no more than 120 days or such lesser period until all the registered securities are sold. We have granted two demand registration rights under the agreement to each of Mr. Early and Prides.

The registration rights agreement also provides for certain “piggyback registration rights,” whereby any holder who did not initiate the registration request will have an opportunity to have their shares of common stock registered in conjunction with the initiating holders’ registration.

We are obligated to pay customary registration expenses associated with the exercise of demand or piggyback registration rights by either Mr. Early or Prides or their permitted designees, other than underwriting fees and expenses, which will be the responsibility of the selling stockholders. The agreement includes certain other customary provisions for a registration rights agreement, including various obligations of the company to facilitate the filing and effectiveness of the demand registrations.

We and Mr. Early were parties to a registration rights agreement dated as of June 22, 2004, which granted to the estate of Mr. Early certain registration rights for the common stock of the company held by the estate of Mr. Early and certain other persons. We and Mr. Early terminated the 2004 registration rights agreement as of April 18, 2006, without any material early termination penalties incurred by us. We continue to maintain $15 million of key man life insurance on Mr. Early, but have no obligation to use any life insurance proceeds to purchase any stock from Mr. Early’s estate.

Mr. Wood, an executive officer of the company, is the 100% owner (with his spouse) of one company and a 33% owner of a second company that own buildings that are leased by the company for two payday loan branches. We made rental payments to those companies in 2008 for those branches equal to approximately $54,000 and $51,000, respectively.

The compensation committee reviews and approves all annual compensation of family members of executive officers in excess of $120,000. Pursuant to its written charter, the audit committee reviews with our independent registered accounting firm and management all material transactions involving related persons or entities, with discussion of arrangements that may involve transaction terms or other aspects that differ from those which would likely be negotiated with clearly independent parties. The compensation committee approves the salary and bonus paid to Mike Waters, our vice president of governmental affairs. Mr. Waters is the brother of Mary Lou Early and the uncle of Darrin J. Andersen. In 2008, we paid Mr. Waters salary and bonus totaling in excess of $120,000. As part of our annual compensation review of all employees, the compensation committee also awarded Mr. Waters 1,580 shares of restricted stock, as well as an option to purchase 4,500 shares of our common stock, in 2008.

PROPOSAL NO. 1 TO AMEND THE 2004 PLAN— INCREASE IN NUMBER OF SHARES AVAILABLE FOR ISSUANCE

In accordance with the terms of the 2004 Plan, the compensation committee of the Board of Directors has approved an amendment to the 2004 Plan to increase the maximum number of shares of common stock that may be issued under the plan from 3,000,000 to 5,000,000. Stockholder approval of this amendment is required for it to become effective.

On February 9, 2009, our compensation committee approved restricted stock and stock option awards under the 2004 Plan for directors, executive officers, other officers and employees for an aggregate of 942,236 shares, or 780,589 more shares than are currently available under the 2004 Plan. As of that date, there were only 161,647 shares available for issuance under the 2004 Plan. Accordingly, the compensation committee awards in excess of the 161,647 available shares were expressly conditioned upon stockholder approval of the proposed amendment to the 2004 Plan to increase the number of shares available under the 2004 Plan from 3,000,000 to 5,000,000 shares. As discussed above under Compensation Discussion and Analysis with respect to certain executive officers, the compensation committee makes restricted stock awards and stock option grants to certain executive officers at targeted dollar amounts. This general practice is utilized by management in recommending to the compensation committee restricted stock awards and stock option grants for all other non-executive officers, corporate office management and field management (including regional and area managers). As the company’s stock price was substantially lower in February 2009 than in February 2008, it took substantially more shares in 2009 than in 2008 to achieve the same targeted dollar level of equity-based compensation for all covered directors, executive officers, and other employees. Even if restricted stock awards and stock option grants in February 2009 had been at historical levels in numbers of shares, the available shares under the 2004 Plan would not have been sufficient for the normal annual equity-based grants to directors, executive officers and other employees.

Approval of the proposed amendment to the 2004 Plan will constitute approval of the February 2009 restricted stock and stock option awards of 780,589 shares (the amount awarded in excess of currently available shares under the 2004 Plan). These contingent awards consist of awards for the following persons and groups:

	Restricted Stock Award	Stock Option Award(1)
Directors
Richard B. Chalker	10,456	—
Murray A. Indick	10,456	—
Francis P. Lemery	10,456	—
Gerald F. Lamberti	10,456	—
Mary V. Powell	10,456	—

Named Executive Officers
Darrin J. Andersen	78,432	235,296
Douglas E. Nickerson	26,144	78,432
Michael O. Walrod	13,072	39,216

Other Executive Officers	35,948	107,844
Other Officers	21,568	64,704
Other Management	46,668	—

(1)	Options to purchase common stock are exercisable at $4.39 per share, the closing stock price on the grant date, vest 25% per year over four years beginning on the first anniversary of the grant date, which was February 9, 2009, and expire 10 years from the date of grant.

General

The 2004 Plan was approved by the holders of a majority of our outstanding shares on July 7, 2004. Currently the maximum number of shares of common stock available for issuance under the plan is 3,000,000. Proposal No. 1 to amend the 2004 Plan, previously approved by the board of directors on February 9, 2009, would increase the maximum number of shares of common stock available for issuance under the 2004 Plan to 5,000,000.

We believe that long-term equity compensation is an important employee benefit to attract and retain qualified employees and to encourage their commitment to our business and financial success. The board of directors believes that stock based compensation has had and will continue to have a positive effect in promoting strong financial performance and growth in stockholder value for the company. The board of directors has determined that it is in the best interests of the company and its stockholders to increase the number of shares available for issuance under the plan from 3,000,000 to 5,000,000 shares.

As of April 13, 2009, 12,500 shares had been issued upon the exercise of options granted under the 2004 Plan. Options for 2,790,818 shares were outstanding under the 2004 Plan (including 1,854,922 shares issued to current executive officers as a group and 147,695 to independent directors as a group) and no shares are available for future issuance of options or restricted stock awards under the 2004 Plan. No shares have been issued upon the exercise of options granted under the 2004 Plan to executive officers and directors. As of April 13, 2009, 12,500 shares have been issued upon the exercise of options granted under the 2004 Plan and unexercised options for 889,096 shares have been granted under the 2004 Plan to all employees who are not current executive officers.

As of April 13, 2009, 806,180 shares of restricted stock, vested and unvested, have been granted under the 2004 Plan (including 303,280 shares of restricted stock for current executive officers as a group and 85,940 shares of restricted stock for independent directors as a group). For information with respect to restricted stock granted to and vested in, and options granted to and exercised by our directors and named officers under the 2004 Plan, see “Executive Compensation – Compensation for the Years Ended December 31, 2008, 2007 and 2006, – Director Compensation, and the table entitled – Option Exercises and Stock Vested During the Year Ended December 31, 2008.”

No stock appreciation rights have been granted or made under the 2004 Plan.

The closing sales price of our common stock on the Nasdaq Global Market on April 13, 2009, was $6.27 per share.

Purpose

The 2004 Plan is intended as an incentive to and to encourage stock ownership by certain employees and other persons associated with us, so that they may acquire or increase their proprietary interest in our business and financial success, and to encourage them to remain in the employ of, or continue their relationship with, us. In addition, the 2004 Plan is intended to enable us to retain and attract personnel of the highest caliber, who by their position, ability and diligence are able to make important contributions to our success.

A further purpose of the 2004 Plan is to provide employees with additional incentive and reward opportunities designed to enhance the profitable growth of the company. So that the appropriate incentive can be provided, the 2004 Plan provides for granting stock options, stock appreciation rights, performance share awards, restricted stock awards, cash bonus awards, and other incentive awards, as generally described below, to employees of and certain other persons associated with us and our subsidiaries on the terms and subject to the conditions set forth in the 2004 Plan.

Administration

The 2004 Plan is administered by the compensation committee of the board of directors, or such other committee of the board that consists solely of two or more members of the Board, each of whom is “a Non-Employee Director” within the meaning of SEC Rule 16b-3 and is an “outside director” within the meaning of Treasury Regulation §1.162-27(e)(3). The compensation committee has the sole discretion to administer and interpret the 2004 Plan and to determine who shall be granted awards, the size and types of such awards and the terms and conditions of such awards. The compensation committee members, as non-employee directors, are participants in the 2004 Plan.

Subject to the provisions of the 2004 Plan, the compensation committee is authorized to (i) select the eligible persons to participate in the 2004 Plan, (ii) determine the time or times when grants will be made under the 2004 Plan, (iii) determine the form of a grant and determine all the terms, conditions (including performance requirements), restrictions and limitations, if any, of a grant, (iv) grant waivers of the 2004 Plan terms, conditions, restrictions, and limitations, (v) accelerate the vesting, exercise, or payment of a grant or the performance period of a grant when such action or actions would be in the best interest of the company, (vi) correct any defect or supply appropriate text for any omission or reconcile any inconsistency in the 2004 Plan and construe and interpret the 2004 Plan and any grant, rules and regulations or other instrument thereunder, and (vii) take any and all other action it deems necessary or advisable for the proper operation or administration of the 2004 Plan.

Securities Available Under the 2004 Plan

The 2004 Plan permits the issuance of up to 3,000,000 shares of the company’s common stock pursuant to awards granted under the 2004 Plan, such as stock options, restricted stock awards, and performance share awards, as well as other awards such as stock appreciation rights (“SARs”), which may be payable in the form of common stock or cash. Proposal No. 1, approved by our board of directors on February 9, 2009, would increase the maximum number of shares of common stock available for issuance under the 2004 Plan to 5,000,000. Any grants that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of shares of common stock, are settled in cash in lieu of common stock, or are exchanged in the compensation committee’s discretion for grants not involving common stock, are available again for grant under the 2004 Plan, so long as the holder of any such grant received no benefits of common stock ownership (including dividends) from the shares of common stock related to such grant.

Eligibility

Participation in the 2004 Plan is limited to those employees, consultants, independent contractors and non-employee directors of the company, its subsidiaries and affiliates as may be identified by the compensation committee. Since the time the 2004 Plan was adopted, the company practice has been to grant equity-based awards to directors, executive officers, other officers, key corporate office personnel, regional directors, regional managers and area managers. Of our approximately 2,000 employees, approximately 140 employees fall within these groups. Incentive stock options, however, may be granted only to employees of the company, and, further, the aggregate fair market value (defined below) of the common stock with respect to which incentive stock options are exercisable for the first time by a participant in the 2004 Plan during any calendar year not exceed $100,000.

Option Price

The price per share deliverable upon the exercise of each option (“exercise price”) is established by the compensation committee at the time of grant and may not be less than 100% of the fair market value of a share of common stock as of the date of grant of the option, and in the case of the grant of any incentive stock option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the company or any of its subsidiaries, the exercise price may not be less than 110% of the fair market value of a share of common stock as of the date of grant of the option, in each case unless otherwise permitted by Section 422 of the Code or any successor thereto. For purposes of the 2004 Plan, “fair market value” of a share of common stock of the company means, as of the date in question, the Nasdaq Global Market reported closing price. If no sale of the common stock is made in the Nasdaq Global Market that day, then the fair market value is set on the next preceding day on which there is a sale of the common stock.

The terms of any outstanding award under the 2004 Plan may be amended from time to time by the compensation committee in its discretion in any manner that it deems appropriate (including acceleration of the date of exercise of any award or of the date of lapse of restrictions on shares subject to restricted stock awards); provided that no amendment may adversely affect in a material manner any right of a participant under the award without the optionee’s written consent. The compensation committee may not, however, reduce the exercise price of any options or SARs awarded under the 2004 Plan without approval of the stockholders of the company.

The 2004 Plan currently limits the number of shares of common stock underlying options and other equity-based awards that can be granted to any individual during any calendar year to 200,000 shares. This limitation is applicable to other awards made under the 2004 Plan to the extent such awards are settled in shares of common stock. Proposal No. 2 previously approved by our board of directors and described further below, would increase the maximum number of options or other equity-based awards that may be granted to an individual under the 2004 Plan in any calendar year from 200,000 to 400,000 shares.

Payment for Common Stock Subject to Options

Options may be exercised, in whole or in part, upon payment of the exercise price of the shares to be acquired. The exercise price of an option may be paid:

(i) in cash or by check, bank draft or money order payable to the order of the company;

(ii) in shares of common stock that have either (I) been owned by the participant for more than six months and have been paid for within the meaning of SEC Rule 144 or (II) were obtained by the participant in the public market;

(iii) a combination of the foregoing; or

(iv) such other consideration as the compensation committee may deem appropriate.

In addition, the compensation committee may allow a participant to utilize a broker-dealer arrangement if:

(i) the broker-dealer is a member of the Financial Industry Regulatory Authority,

(ii) the broker-dealer has received from the participant or the company a fully- and duly-endorsed agreement evidencing that the option and instructions signed by the participant requesting the company to deliver the shares of common stock subject to the option to the broker-dealer on behalf of the participant and specifying the account into which such shares should be deposited,

(iii) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and

(iv) the broker-dealer and the participant have otherwise complied with Regulation T of the Federal Reserve Board.

The compensation committee is required to establish appropriate methods for accepting common stock, whether restricted or unrestricted, and may impose such conditions as it deems appropriate on the use of such common stock in payment of the exercise price. Common stock used to exercise an option is valued at its then fair market value.

Term and Exercise of Options

The term during which each option may be exercised will be determined by the compensation committee; provided, however, no incentive stock option granted to an employee will be exercisable more than 10 years after the date it is granted, or five years in the case of an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the company or any of its subsidiaries. All rights to purchase shares pursuant to an option will, unless sooner terminated, expire at the date designated by the compensation committee. The compensation committee will determine the date on which each option becomes exercisable and may provide that an option will become exercisable in installments. Prior to the exercise of an option and delivery of the shares represented thereby, the optionee will have no rights as a stockholder with respect to any shares covered by such outstanding option (including any dividend or voting rights).

Stock Appreciation Rights (SARs)

The compensation committee has the authority to grant SARs under the 2004 Plan, either alone or to any optionee in tandem with options (either at the time of grant of the related option or thereafter by amendment to an outstanding option). A SAR issued in tandem with an option will be exercisable to the extent, and only to the extent, that the related option is exercisable, and the “exercise price” of such a SAR is the exercise price under the related option. However, at no time may a SAR proposed to be issued in tandem with an option be issued if the exercise price of its related option is less than 100% of the fair market value of the common stock on the date of grant of the SAR. If a related option is exercised as to some or all of the shares covered by the grant, the related SAR, if any, will be canceled automatically to the extent of the number of shares covered by the option exercise. Upon exercise of a SAR issued in tandem with an option as to some or all of the shares covered by the grant, the related option will be canceled automatically to the extent of the number of shares covered by such exercise. The compensation committee will decide whether that distribution will be in cash, in common or restricted shares having a fair market value equal to that amount, or in a combination of cash, common shares and restricted shares.

The compensation committee may provide that a SAR will be deemed to be exercised at the close of business on the scheduled expiration date of such SAR, if the fair market value of a share of common stock on that date exceeds the exercise price of the SAR or any related option, as applicable. A SAR granted in tandem with options will expire at the same time as any related option expires and will be transferable only when, and under the same conditions as, any related option is transferable.

Performance Share Awards

The 2004 Plan permits the grant of performance share awards, each of which will represent one share of the company’s common stock. Each performance share will represent the right of the grantee to receive an amount based on the value of the performance share, if performance goals established by the compensation committee are met. When performance shares are granted, the compensation committee will establish a performance period during which performance will be measured and will determine to what extent the performance goals and other conditions of the performance shares are met.

Restricted Stock Awards

The compensation committee may at any time and from time to time grant shares of restricted stock under the 2004 Plan to such participants and in such amounts as it determines. Restricted stock may be issued or transferred for consideration or for no consideration, as may be determined by the compensation committee. The compensation committee may establish conditions under which restrictions on shares of restricted stock shall lapse over a period of time. The holder of a restricted stock award may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the restricted shares during the applicable restriction period. The compensation committee may accelerate the time at which any restrictions lapse, or remove any restrictions.

During any restriction period, the compensation committee may grant to the holder of a restricted stock award all or any of the rights of a stockholder in the company including, but not limited to, the right to vote and to receive dividends. The form of restricted stock award approved by the compensation committee, and currently in use by the company, grants to the recipient of a restricted stock award the right to receive dividends both on vested and unvested portions of the award.

Cash Bonus Awards

The 2004 Plan permits the compensation committee to award cash bonus payments. Such cash bonuses shall be determined upon the recipient’s level of responsibility in the company and the competitive compensation of other major businesses as such factors may be deemed appropriate by the compensation committee. Cash bonuses will be paid out of a fund established by the compensation committee for a particular performance period upon achievement of performance goals established by the compensation committee. The compensation committee may establish such other conditions, restrictions or limitations on the cash bonuses consistent with the terms of the 2004 Plan as it may deem appropriate.

Other Incentive Awards

The compensation committee may grant other types of awards of or based on the common stock of the company. Any other award will have such terms and be subject to such conditions and limitations as the compensation committee may determine.

Effect of Termination of Employment

If a participant’s employment with the company or a subsidiary terminates for a reason other than death, disability, retirement, or any approved reason, all unexercised, unearned, or unpaid awards, including awards earned, but not yet paid, all unpaid dividends and dividend equivalents, and all interest accrued on the foregoing will be canceled or forfeited, as the case may be, unless the participant’s award provides otherwise. The compensation committee has the authority to promulgate rules and regulations to (i) determine what events constitute disability, retirement, or termination for an approved reason for purposes of the 2004 Plan, and (ii) determine the treatment of a participant under the 2004 Plan in the event of his or her death, disability, retirement, or termination for an approved reason. Such rules and regulations may include, without limitation, the method, if any, for prorating a performance share award, accelerating the vesting of any options or restricted stock award, or providing for the exercise of any unexercised options or SARs in the event of a participant’s death, disability, retirement, or termination for an approved reason.

Changes in Capital or Corporate Structure

If (a) the shares of company common stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or (b) the number of such shares of common stock is increased through the payment of a stock dividend, or a dividend on the shares of common stock of rights or warrants to purchase securities of the company is made, then there will be substituted for or added to the shares available under the 2004 Plan, and each share subject or which may become subject to an award under the 2004 Plan, the number and kind of shares of stock or other securities into which each outstanding share of common stock will be so changed or for which each such share will be exchanged or to which each such share will be entitled, as the case may be.

With respect to any other change in the number or kind of the outstanding shares of company common stock, or any stock or other securities into which the common stock is changed or for which it is exchanged, the compensation committee has, in its sole discretion, the right to make an appropriate equitable adjustment in the shares available under and subject to the 2004 Plan, or in any award theretofore granted or which may be granted under the 2004 Plan. No adjustment of the number of shares of common stock available under the 2004 Plan or to which any award relates that would otherwise be required will be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of common stock available under the 2004 Plan or to which any award relates immediately prior to the making of such adjustment (the “Minimum Adjustment”). Any adjustment representing a change of less than the Minimum Adjustment will be carried forward and made as soon as such adjustment together with other adjustments not previously made would result in a Minimum Adjustment.

No fractional shares of common stock or units of other securities will be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment will be eliminated in each case by rounding downward to the nearest whole share.

Awards granted under the 2004 Plan may, in the sole discretion of the compensation committee, provide that upon a “change of control” (as defined in the 2004 Plan) (1) such awards will be immediately vested, fully earned, exercisable, and in the case of options, converted to stock appreciation rights, as appropriate, and (2) the company will make full payment to each participant with respect to any performance shares awards, cash bonuses or other incentive award, deliver certificates to the participant with respect to each restricted stock award and permit the exercise of options and stock appreciation rights.

Amendment and Termination of the 2004 Plan

Except as specifically provided for in the 2004 Plan, our board of directors may amend or terminate the 2004 Plan at any time or from time to time, without obtaining the approval of the company’s stockholders, subject to applicable Securities and Exchange Commission, Nasdaq and Internal Revenue Service requirements. Unless terminated earlier by the compensation committee, the 2004 Plan will terminate on the day immediately preceding the 10th anniversary of its effective date, unless the 2004 Plan is extended with the approval of the stockholders.

Certain Federal Income Tax Consequences

The following is a brief summary of the federal income tax rules relevant to participants in the 2004 Plan under the Internal Revenue Code. These rules are highly technical and subject to change in the future. Because federal income tax consequences will vary as a result of individual circumstances, all participants in the 2004 Plan should consult their own tax advisors with regards to the tax consequences of participating in the 2004 Plan. Moreover, the following summary relates only to the participants’ federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.

Non-Qualified Stock Options. The grant of a “non-qualified stock option” (including any option that exceeds the limitations on incentive stock options described below) to an optionee generally will not be a taxable event when the exercise price is equal to the fair market value of the underlying stock at the time of the grant. Accordingly, the optionee will not be subject to any income tax consequences with respect to a non-qualified stock option until the option is exercised. Upon the exercise of a non-qualified stock option, the optionee generally will recognize ordinary compensation income equal to the “spread” between the exercise price and the fair market value of the shares on the date of exercise. Generally, the company will be entitled to a federal income tax deduction in the amount of the “spread” recognized by the optionee as ordinary compensation income.

On the delivery by an optionee of shares already owned by the optionee as payment for the exercise price of a non-qualified stock option, the number of shares received on exercise of the option equal to the number of shares surrendered should be treated as received in a tax-free exchange with no resulting recognition of income to the optionee. Any additional shares the optionee receives on exercise of the option in excess of the number of shares surrendered should result in recognition by the optionee of ordinary compensation income in an amount equal to the fair market value of such shares. The tax basis of the shares received on surrender of the previously owned shares should equal the tax basis of the shares so surrendered, and the tax basis of the additional shares received should equal the amount recognized as ordinary compensation income by the optionee (i.e. the fair market value of such additional shares).

The payment by an optionee of the exercise price of a non-qualified stock option by means of surrender of the existing option will result in the optionee recognizing ordinary compensation income on the “spread” between the exercise price of the option surrendered and the fair market value of the shares on the date of exercise. Generally, the company will be entitled to a deduction in the amount of this “spread.” The tax basis of the shares the optionee receives on exercise will be the fair market value of such shares on the date of exercise.

The amount and character (whether capital gain or ordinary compensation income, and whether long-term or short-term) of any gain or loss realized on a subsequent disposition of shares by the optionee generally will depend on, among other things, whether the compensation income event has occurred prior to the disposition of shares. If the compensation event has occurred prior to the ultimate disposition of the shares, the gain or loss on the shares after the compensation event will generally be capital in character if certain holding requirements have been met. There are, however, certain issues that must be considered when determining the nature of compensation upon disposition of shares, including whether the disposition occurs before or after the common stock vests, whether an election under Code Section 83(b) with respect to those shares had been made, and the length of time those shares were held by the optionee.

The company believes that the compensation deemed paid by the company upon the exercise of non-qualified stock options is performance based and, as such, is not required to be taken into account under Code Section 162(m) for purposes of the $1,000,000 limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the company.

Incentive Stock Options. Under the Code, incentive stock options may be granted only to employees of the company. There are no federal income tax consequences associated with the grant of an incentive stock option to an employee. In contrast to the exercise of a non-qualified stock option, the exercise of an incentive stock option will not cause an employee to recognize taxable income for federal income tax purposes. The tax basis of the shares received on exercise will equal the amount of cash or other property paid on such exercise. If the employee holds the shares acquired upon exercise of the incentive stock option for a minimum of two years from the date of the grant of the incentive stock option, and for at least one year after exercise, any gain realized on the subsequent sale or exchange of the shares generally will be treated as long-term capital gain. If the shares are sold or otherwise disposed of prior to the expiration of those periods (a “disqualifying disposition”), then a portion of any gain recognized by the employee which would otherwise be characterized as capital gain would instead be taxable as ordinary compensation income, and the company would be entitled to a federal income tax deduction in that amount. The amount of gain that would be characterized as ordinary compensation income will not exceed an amount equal to the excess of (i) the fair market value of such shares as of the date the option was exercised over (ii) the amount paid for such shares. Any loss recognized upon a taxable disposition of the shares generally will be characterized as a capital loss.

On the delivery by an optionee of shares already owned by the optionee as payment of the exercise price of an incentive stock option, the number of shares received on exercise of the incentive stock option equal to the shares surrendered should be treated as received in a tax-free exchange with no resulting recognition of income to the optionee. Any additional shares the optionee receives on exercise of the incentive stock option in excess of the number of shares surrendered should be treated as the exercise of an incentive stock option and will not cause the optionee to recognize taxable income for federal income tax purposes. The tax basis of the shares received on surrender of the previously owned shares should equal the tax basis of the shares so surrendered, and the basis of any additional shares received on exercise of the incentive stock option should equal the amount of any cash or other property paid on such exercise. However, if stock received on exercise of an incentive stock option is used in connection with the exercise of an incentive stock option when the holding period with respect to such stock is not met, such use will be considered a disqualifying disposition. Despite being a disqualifying disposition, the company would not realize a tax benefit.

The payment by an optionee of the exercise price of an incentive stock option by means of surrender of such incentive stock option will result in the optionee recognizing ordinary compensation income on the spread between the exercise price and the fair market value with respect to that number of options so surrendered less the number of options exercised for shares. Generally, the company will be entitled to a deduction in the amount of this “spread.” The tax basis of the shares the optionee receives on exercise of the option in this manner will be the amount paid for such shares (i.e., the amount recognized as ordinary compensation income by the optionee).

Stock Appreciation Rights. The grant of a stock appreciation right, or SAR, to a grantee will not be a taxable event. The grantee will recognize ordinary compensation income upon the exercise of a SAR. The amount of income subject to tax will depend upon whether the SAR is granted in tandem with options or independently. Upon the exercise of a SAR granted in tandem with an option, the grantee will recognize ordinary compensation income equal to the excess of the fair market value of the common stock on the exercise date, over the option exercise price. Upon the exercise of a SAR granted independently of an option, the grantee will recognize ordinary compensation income equal to the excess of the fair market value of the common stock on the exercise date, over the fair market value of the common stock on the day the SAR was granted. In either case, the company will be entitled to a corresponding deduction equal to the amount of ordinary compensation income that the grantee recognizes. Upon the sale of any common stock received by the grantee upon exercise of a SAR, the grantee will recognize long- or short-term capital gain or loss, depending on whether the grantee has held the stock for more than one year from the date of exercise.

Restricted Stock. A grantee will generally not recognize taxable income at the time shares of restricted stock are granted, but will recognize ordinary compensation income when the shares first become transferable or not otherwise subject to restrictions or a substantial risk of forfeiture, unless the grantee makes an election under Code Section 83(b) to recognize ordinary compensation income upon grant. The amount of ordinary income that the grantee recognizes will equal the fair market value of the restricted stock at the time its restrictions lapse, or at the time of grant if the grantee makes a Code Section 83(b) election, less the amount the grantee paid for the restricted stock. The company will be entitled to claim a corresponding deduction equal to the amount of ordinary compensation income recognized by the grantee. Upon the sale of restricted stock after its restrictions have lapsed, the grantee will recognize long- or short-term capital gain or loss, depending on whether the grantee has held the stock for more than one year from the date the restrictions lapsed, or for more than one year from the date of grant if the grantee made a Section 83(b) election.

Withholding Taxes. Because the amount of ordinary compensation income a participant recognizes with respect to the receipt or exercise of any instruments received under the 2004 Plan may be subject to applicable withholding of federal, state and local income taxes and social security taxes, the company may require the participant to pay the amount required to be withheld by the company before delivering to the participant any shares purchased under the 2004 Plan. Arrangements for payment may include deducting the amount of any withholding or other tax due from other compensation, including salary or bonus, otherwise payable to the participant. The company customarily repurchases stock from exercising option holders in an amount approximately equal to any payroll taxes on those exercised option shares. In addition, by the terms of the restricted stock awards, the company must make such a repurchase upon the vesting of any award.

Board Recommendation

The board of directors believes that approval of Proposal No. 1 to amend the 2004 Equity Incentive Plan to increase the number of shares of common stock available for issuance under the 2004 Plan, is in the best interest of the stockholders of the company. Approval of Proposal No. 1 requires a vote in favor of the amendment by the holders of a majority of the shares of common stock represented at the Annual Meeting for purposes of voting on this proposal. A copy of the 2004 Equity Incentive Plan, as amended by Proposals No. 1 and No. 2, is attached as Appendix A.

The Board of Directors recommends that stockholders vote FOR Proposal No. 1 to amend the 2004

Equity Incentive Plan to increase the number of shares of common stock available for issuance thereunder.

PROPOSAL NO. 2 TO AMEND THE 2004 PLAN—

INCREASE THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK UNDERLYING OPTIONS AND OTHER EQUITY-BASED AWARDS THAT MAY BE GRANTED TO AN INDIVIDUAL IN A CALENDAR YEAR

In accordance with the terms of the 2004 Plan, a description of which is included in Proposal No. 1, above, the compensation committee of the Board of Directors has approved an amendment to the 2004 Plan to increase the maximum number of shares of common stock underlying options and other equity-based awards that may be granted to an individual under the 2004 Plan in any calendar year from 200,000 to 400,000 shares. Stockholder approval of this amendment is required for it to become effective.

As reflected in Appendix A, if Proposal No. 2 is approved, the first sentence in Article IV, Section 4.1(b) of the 2004 Plan will read as follows:

(b) During any calendar year, no individual may be granted Options or other Awards under the Plan that, in the aggregate, may be settled by delivery of more than 400,000 shares of Common Stock, subject to adjustment as provided in Article XIII.

On February 9, 2009, our compensation committee approved restricted stock and stock option awards under the 2004 Plan for directors, executive officers, other officers and employees, including Darrin J. Andersen, our president and chief operating officer. On that date, the compensation committee granted Mr. Andersen an option to purchase 235,296 shares of our common stock at $4.39 per share and awarded Mr. Andersen 78,432 shares of restricted stock under the 2004 Plan. Accordingly, the compensation committee’s February 2009 awards to Mr. Anderson in excess of the current 200,000 share limit in the 2004 Plan are subject to stockholder approval of the proposed amendment to the 2004 Plan to increase the maximum number of options or other equity-based awards that may be granted to an individual under the 2004 Plan in any calendar year from 200,000 to 400,000 shares.

As discussed above with respect to Proposal No. 1 to amend the 2004 Plan, the compensation committee makes restricted stock awards and stock option grants to certain executive officers, including Mr. Andersen, at targeted dollar amounts. As the company’s stock price was substantially lower in February 2009 than in February 2008, it took substantially more shares in 2009 to achieve the same targeted dollar level of equity-based compensation for Mr. Andersen. Prior to the 2009 restricted stock awards and stock option grants, the 2004 Plan limit of 200,000 shares per individual in any calendar year had provided adequate room for us to grant the targeted levels of equity-based awards for executive officers.

Approval of Proposal No. 2 to amend the 2004 Plan will constitute approval of both the amendment to the 2004 Plan and approval of the restricted stock and stock option awards to Mr. Andersen in the aggregate amount of 113,728 shares (the amount awarded in February 2009 in excess of the current 200,000 share limit under the 2004 Plan).

Board Recommendation

The board of directors believes that approval of Proposal No. 2 to amend the 2004 Equity Incentive Plan to increase the maximum number of shares of common stock underlying options and other equity-based awards that may be granted to an individual under the 2004 Plan in any calendar year, is in the best interest of the stockholders of the company. Approval of Proposal No. 2 requires a vote in favor of the amendment by the holders of a majority of the shares of common stock represented at the Annual Meeting for purposes of voting on this proposal. A copy of the 2004 Equity Incentive Plan, as amended by Proposals No. 1 and No. 2, is attached as Appendix A.

The Board of Directors recommends that stockholders vote FOR Proposal No. 2 to amend the 2004 Equity Incentive Plan to increase the maximum number of shares of common stock underlying options or other equity-based awards that may be granted to an individual under the plan in any calendar year.

CORPORATE GOVERNANCE

Board and Committee Meetings

During 2008, the board of directors met eight times. The board of directors has established an executive committee, an audit committee and a compensation committee. The independent members of the board of directors oversee our procedures regarding nominations and corporate governance. In 2008, each director attended more than 75% of the meetings of the board of directors and of the board committees on which he or she served. All of the directors and nominees attended the 2008 annual meeting of stockholders. We anticipate that each of the nominees for director will attend the 2009 annual meeting of stockholders.

The following table provides membership and meeting information for each of the board committees:

	Executive Committee		Audit Committee		Compensation Committee
Don Early	x	(1)
Mary Lou Early
Richard B. Chalker			x	(1),(2)	x
Murray A. Indick
Gerald F. Lamberti					x
Francis P. Lemery	x		x	(2)	x	(1)
Mary V. Powell	x		x	(2)	x
# of Meetings in 2008	0		5		4

(1)	Committee chairman
(2)	Audit committee financial expert

Director Independence

The board has determined that each of the members of the audit committee and the compensation committee, and each of the members of the executive committee, other than Mr. Early, is an “independent director” as defined in Nasdaq Rule 4200(a)(15), and that each of those directors was independent throughout 2008.

Executive Committee

The executive committee was formed in December 2004 to act on behalf of the board of directors between the regularly scheduled and special meetings of the full board. The executive committee has the power and authority to act on all matters that can be brought before the full board of directors other than certain actions that are reserved to the board in the our bylaws.

Nominating Procedures

On June 15, 2004, our board adopted procedures regarding nominations and corporate governance. The policy can be found on our website, www.qcholdings.com, by selecting “Governance” under the heading

“Investment Center.” Directors of the company meeting the independence standards set forth in Nasdaq Rule 4200(a)(15) are charged with enforcement of the policy.

The independent directors evaluate and select nominees to the board based on their ability to fulfill the duties of care and loyalty to the company’s stockholders. To be considered for nomination to the board of directors, an individual should:

•	Be of the highest character and integrity and have an inquiring mind, the willingness to ask hard questions and the ability to work with others;

•	Be free of any conflict of interest that would violate applicable laws or regulations or otherwise interfere with the individual’s ability to perform properly his or her duties as a director;

•	Be willing to devote sufficient time to the company’s affairs and diligently fulfill his responsibilities as a director;

•	Have substantial experience in the one or more areas of business, education or government service that will provide value to the overall board of directors; and

•	Have the capacity and desire to represent the best interests of the stockholders as a whole.

The six nominees for election at the 2009 annual meeting of stockholders were nominated pursuant to these nominating procedures. All nominees are already serving as directors of the company.

The board of directors will consider nominees recommended by stockholders for the 2010 annual meeting of stockholders, provided that the name of each nominee is submitted in writing, no later than January 1, 2010, to the corporate secretary or the nominating committee, QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210. Each submission must include a statement of the qualifications of the nominee, the consent of the nominee evidencing a willingness to serve as a director, if elected, and a commitment by the nominee to meet personally with the board of directors. Additional submission requirements are contained in the company’s bylaws, a copy of which may be obtained from the company’s secretary at the address shown above.

Other than the submission requirements set forth above, there are no differences in the way the non-employee directors evaluate their own nominees for director and the way they evaluate a nominee recommended by a stockholder.

Audit Committee

The audit committee of the board of directors is responsible for overseeing management’s financial reporting practices and internal controls. The audit committee acts under a written charter that was adopted by the board of directors on June 15, 2004. A copy of the audit committee’s charter can be found on the company’s corporate website, www.qcholdings.com, by selecting “Governance” under the heading “Investment Center.” The board of directors has determined that each member of the audit committee is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The audit committee was established in accordance with all applicable rules of the SEC, including Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Audit and Other Service Fees

Grant Thornton LLP has audited the financial statements of the company for 2008 and 2007. The audit committee expects to reappoint, and recommends your ratification of, Grant Thornton LLP as independent registered public accounting firm for 2009. A representative of Grant Thornton LLP will be present at the annual meeting with the opportunity to make a statement if he or she desires and will be available to respond to questions.

The following table sets forth the aggregate fees billed to the company for the years ended December 31, 2008, and 2007 by our principal accounting firm, Grant Thornton LLP:

	2008	2007
Audit fees(1)	$385,500	$347,550
Audit-related fees(2)	17,325	15,938
Tax fees(3)	205,753	202,423
All other fees	—	—

Total	$608,578	$565,911

(1)	Includes services rendered for the audit of the company’s annual financial statements, attestation work required by Section 404 of the Sarbanes-Oxley Act of 2002 in order to issue an opinion on management’s assessment of the effectiveness of internal controls over financial reporting and review of financial statements included in quarterly reports on Form 10-Q.
(2)	Includes services rendered for the audit of certain of the company’s employee benefit plans.
(3)	Includes tax return preparation and other tax consulting.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining Grant Thornton LLP’s independence. Additionally, the audit committee approved all non-audit and tax services performed by Grant Thornton LLP in 2008 in accordance with the pre-approval policy of the audit committee described below.

In August 2004, the audit committee adopted a pre-approval policy under which audit, non-audit and tax services to be rendered by our independent public accountants are pre-approved by the audit committee. Pursuant to this policy, the audit committee pre-approves audit, non-audit and tax services to be provided by the independent registered public accounting firm, at specified dollar levels, which dollar levels are reviewed by the compensation committee periodically, and no less often than annually. Any proposed services exceeding the pre-approved fee level or budgeted amount requires specific pre-approval by the audit committee. Additionally, the audit committee may provide explicit prior approval of specific engagements not within the scope of a previous pre-approval resolution. The pre-approval policy also specifies certain services (consistent with the SEC rules and regulations) that may not be provided by the company’s independent registered public accounting firm in any circumstance.

Audit Committee Report

In connection with the consolidated financial statements for the fiscal year ended December 31, 2008, the audit committee has:

•	reviewed and discussed the audited financial statements with management and with representatives of Grant Thornton LLP, independent registered public accounting firm;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement On Auditing Standards No. 61, as amended (Communication with Audit Committees); and

•

received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed the independence of Grant Thornton LLP with representatives of the independent registered public accounting firm.

Based on these actions, the audit committee recommended to the board of directors that the company’s audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Richard B. Chalker, Chairman

Francis P. Lemery

Mary V. Powell

Audit Committee of the Board of Directors

Compensation Committee

The compensation committee of the board of directors was formed on June 15, 2004, and consists of four of the independent members of the board of directors. The compensation committee acts under a written charter that was adopted by the board of directors on June 15, 2004. A copy of the compensation committee’s charter can be found on the company’s corporate website, www.qcholdings.com, by selecting “Governance” under the heading “Investment Center.” The compensation committee is responsible for approving the compensation of the chief executive officer and, in consultation with the chief executive officer, the compensation of the other executive officers of the company, and the non-employee members of the board of directors. The compensation committee also administers our equity incentive plan, and as such, has approved all stock option grants and restricted stock awards to non-employee directors, officers and all other employees of the company under the plan.

The compensation committee is responsible for overseeing and evaluating the compensation of the executive officers, including the chief executive officer, of the company and its subsidiaries, and their performance relative to compensation, in order to assure that they are compensated in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practices and the requirements of applicable regulatory bodies. In addition, the compensation committee evaluates and makes recommendations regarding the compensation of non-employee directors, including their compensation for service on board committees and the terms of any stock compensation awards.

The compensation committee periodically evaluates our annual and long-term incentive plans, equity-related plans and certain employee benefit programs. The compensation committee administers our 2004 Plan and exercises all other rights granted to the compensation committee or the board of directors under our 2004 Plan. The compensation committee does not delegate authority to grant options or other awards, or other forms of executive or director compensation, to any other committee or person. Certain executive officers participate with the compensation committee in certain compensation-related discussions, as described in Compensation Discussion and Analysis.

As discussed in Compensation Discussion and Analysis, the compensation committee initially engaged Hay Group, a global compensation consulting firm, in 2007 to assist the compensation committee in developing an annual incentive plan. This engagement was expanded to include a general review of all elements of executive compensation, including base salary and bonus, and the possibility of a long-term incentive plan.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the company’s board of directors or compensation committee and the board of directors or compensation committee of any other company.

Compensation Committee Report

In connection with its duty to review and approve executive compensation, the compensation committee has:

•	reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management; and

•	based on this review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

Francis P. Lemery, Chairman

Richard B. Chalker

Gerald F. Lamberti

Mary V. Powell

Compensation Committee of the Board of Directors

Corporate Governance Policies

We maintain a corporate website, www.qcholdings.com. The following corporate policies of the company and our board of directors are available on our website by selecting “Governance” under the heading “Investment Center:”

•	Code of Ethics

•	Procedures Regarding Nominations and Corporate Governance

•	Charter of the Audit Committee

•	Charter of the Compensation Committee

Our Code of Ethics applies to all employees, officers and directors, and specifically our chief executive officer and chief financial/accounting officer.

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS OF THE COMPANY

The audit committee of the board of directors expects to appoint, and recommends your ratification of, Grant Thornton LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2009. The submission of this matter for ratification by stockholders is not legally required. The board of directors, however, believes that this submission to stockholders is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the board of directors on a important issue of corporate governance. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the company and our stockholders.

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Stockholders may communicate with the board generally or with a specific director at any time by writing to our corporate secretary at 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210. The secretary will review all messages received and will forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the board.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2010 annual meeting of stockholders must be received by the secretary of the company at QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210, no later than January 1, 2010, to be eligible for inclusion in the company’s proxy statement and proxy related to that meeting. Additionally, if properly requested, a stockholder may submit a proposal for consideration at the 2010 annual meeting of stockholders, but not for inclusion in the company’s proxy statement. Under the company’s bylaws, for a stockholder to request properly that business be brought before the annual meeting of stockholders, the secretary of the company must receive the request from a stockholder of record entitled to vote at the meeting. Notice of matters proposed to be brought before the 2010 annual meeting of stockholders must be received on or before February 5, 2010. A copy of the company’s bylaws, which include additional conditions, may be obtained without charge from the secretary of the company at the address shown above.

ANNUAL REPORT

Our annual report on Form 10-K, which constitutes our 2008 annual report to stockholders, is included with this proxy statement. Stockholders sharing an address and receiving multiple copies of annual reports and proxy statements can contact the secretary of the company at QC Holdings, Inc., 9401 Indian Creek Parkway, Suite 1500, Overland Park, Kansas 66210, to request future delivery of a single copy of annual reports and proxy statements to the shared address.

OTHER MATTERS

The board of directors is not aware of any other matters that will be presented for action at the annual meeting. If other matters properly come before the meeting, it is intended that the holders of the proxies hereby solicited will vote thereon in accordance with their best judgment.

Dated: April 21, 2009

QC HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 3, 2009

10:00 a.m.

QC Holdings, Inc.

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 3, 2009.

The undersigned hereby appoints Don Early and Darrin Andersen, and each of them in the order named, proxies with full power of substitution to vote all shares of Common Stock of QC Holdings, Inc. of record in the name of the undersigned at the close of business on April 13, 2009, at the Annual Meeting of Stockholders of QC Holdings, Inc. to be held on June 3, 2009, or at any adjournment or adjournments, hereby revoking all former proxies.

(Continued and to be signed on reverse side)

(Fold and Detach Here)

MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID

ENVELOPE PROVIDED.

The Board of Directors Recommends a Vote FOR Item 1.

1.	Election of Directors:	01 Don Early 02 Mary Lou Early 03 Richard B. Chalker	04 Gerald F. Lamberti 05 Francis P. Lemery 06 Mary V. Powell	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of the amendment to the 2004 Equity Incentive Plan—Increase in the number of shares available for issuance.	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Approval of the amendment to the 2004 Equity Incentive Plan—Increase in the number of shares that may be granted to an individual in any calendar year.	☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	Ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm for the company for the year ending December 31, 2009.	☐	FOR	☐	AGAINST	☐	ABSTAIN

5.	Transact any other business properly introduced at the meeting.

(PLEASE SEE REVERSE SIDE FOR PROPOSALS TO BE VOTED)

(Fold and Detach Here)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐ Indicate changes below:	Date ___________________________________

Signature(s) in Box
Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.